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                                                                 Exhibit (d)(10)

                                    FORM OF
                             ASSUMPTION AGREEMENT


          AGREEMENT made as of [date] between THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern"), and NORTHERN TRUST INVESTMENTS, INC. ("NTI"), a wholly-owned, indirect subsidiary of THE NORTHERN TRUST CORPORATION.

          WHEREAS, Northern Institutional Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, Northern has been previously appointed as investment adviser to the Focused Growth, Diversified Growth, Small Company Growth, Balanced, Mid Cap Growth, International Growth, Blue Chip 20, Short-Intermediate Bond, Intermediate Bond, Bond, U.S. Government Securities, International Bond, Government Select, Government, Diversified Assets, Tax-Exempt and Municipal Portfolios (the "Portfolios") of Northern Institutional Funds pursuant to an Investment Advisory Agreement between Northern and Northern Institutional Funds dated March 31, 1998 (as subsequently amended) (the "Investment Advisory Agreement"); and

          WHEREAS, Northern and NTI desire to have NTI be the investment adviser with respect to each Portfolio pursuant to the Investment Advisory Agreement.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. NTI hereby assumes all rights and obligations of Northern under the Investment Advisory Agreement with respect to the Portfolios.

          2. Northern hereby represents that (i) the management personnel of Northern responsible for providing investment advisory services to the Portfolios under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are employees or associated persons of NTI where they will continue to provide such services for the Portfolios, and
(ii) both Northern and NTI remain wholly-owned direct or indirect subsidiaries of The Northern Trust Corporation. Consequently, Northern believes that the assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Portfolios.

          3. Both parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.
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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



Attest:                                      THE NORTHERN TRUST COMPANY


__________________________________           By_________________________________
                                                       (Authorized Officer)



Attest:                                      NORTHERN TRUST INVESTMENTS, INC.


__________________________________           By_________________________________
                                                       (Authorized Officer)